Exhibit 16.1

June 11, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Karman Holdings Inc. included under Item 4.01 of its Current Report on Form 8-K dated June 10, 2026, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Baker Tilly US, LLP